                                MACROMEDIA, INC.

                   COMPUTATION OF NET (LOSS) INCOME PER SHARE
                      (In thousands, except per share data)

                                                                                           Three Months Ended
                                                                                                June 30,
                                                                                         1997              1996
                                                                                       -------            ------

    Net (loss) income                                                                  ($1,239)           $7,120
                                                                                       =======            ======

    Weighted average number of common shares outstanding                                37,866            36,527

    Number of common stock equivalents as a result
        of stock options outstanding                                                         0             4,045
                                                                                       =======            ======
    Total                                                                               37,866            40,572
                                                                                       =======            ======

    Net (loss) income per common stock and
        common stock equivalents                                                        ($0.03)            $0.18
                                                                                       =======            ======


                                       15